SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  ------------


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G
                                 Amendment No. 2

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                              Forbes Medi-Tech Inc.
                              ---------------------
                                (Name of Issuer)



                    Common Stock, par value $0.001 per share
           ----------------------------------------------------------
                         (Title of Class of Securities)



                                    344907100
                                    ---------
                                 (CUSIP Number)



                                 March 17, 2004
                 -----------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)
      |X|  Rule 13d-1(c)
      |_|  Rule 13d-1(d)


                                   ----------

                                  SCHEDULE 13G

CUSIP No. 344907100
--------------------------------------------------------------------------------

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    First New York Securities L.L.C.
    13-3270745
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                              (b) |X|
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    New York
--------------------------------------------------------------------------------
       NUMBER                   5)     SOLE VOTING POWER
       OF
       SHARES                          631,529
       BENEFICIALLY            -------------------------------------------------
       OWNED BY                 6)     SHARED VOTING POWER
       EACH
       REPORTING                       None
       PERSON                  -------------------------------------------------
       WITH                     7)     SOLE DISPOSITIVE POWER

                                       631,529
                               -------------------------------------------------
                                8)     SHARED DISPOSITIVE POWER

                                       None
--------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    631,529
--------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |-|
--------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    2.3%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    BD
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 344907100
--------------------------------------------------------------------------------

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Joe Edelman
    ###-##-####
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                              (b) |X|
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
       NUMBER                   5)     SOLE VOTING POWER
       OF
       SHARES                          687,255
       BENEFICIALLY            -------------------------------------------------
       OWNED BY                 6)     SHARED VOTING POWER
       EACH
       REPORTING                       None
       PERSON                  -------------------------------------------------
       WITH                     7)     SOLE DISPOSITIVE POWER

                                       687,255
                               -------------------------------------------------
                                8)     SHARED DISPOSITIVE POWER

                                       None
--------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    687,255
--------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |-|
--------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    2.5%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 344907100
--------------------------------------------------------------------------------

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Don Erenberg
    ###-##-####
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                              (b) |X|
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
       NUMBER                     5)     SOLE VOTING POWER
       OF
       SHARES                            None
       BENEFICIALLY              -----------------------------------------------
       OWNED BY                   6)     SHARED VOTING POWER
       EACH
       REPORTING                         None
       PERSON                    -----------------------------------------------
       WITH                       7)     SOLE DISPOSITIVE POWER

                                         None
                                 -----------------------------------------------
                                  8)     SHARED DISPOSITIVE POWER

                                         None
--------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    None
--------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |-|
--------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    None
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 344907100
--------------------------------------------------------------------------------

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Steven Heinemann
    ###-##-####
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                              (b) |X|
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
       NUMBER                    5)     SOLE VOTING POWER
       OF
       SHARES                           None
       BENEFICIALLY             ------------------------------------------------
       OWNED BY                  6)     SHARED VOTING POWER
       EACH
       REPORTING                        None
       PERSON                   ------------------------------------------------
       WITH                      7)     SOLE DISPOSITIVE POWER

                                        None
                                ------------------------------------------------
                                 8)     SHARED DISPOSITIVE POWER

                                        None
--------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    None
--------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |-|
--------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    None
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 344907100
--------------------------------------------------------------------------------

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Cari Lehman
    ###-##-####
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                              (b) |X|
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
       NUMBER                     5)     SOLE VOTING POWER
       OF
       SHARES                            None
       BENEFICIALLY              -----------------------------------------------
       OWNED BY                   6)     SHARED VOTING POWER
       EACH
       REPORTING                         None
       PERSON                    -----------------------------------------------
       WITH                       7)     SOLE DISPOSITIVE POWER

                                         None
                                 -----------------------------------------------
                                  8)     SHARED DISPOSITIVE POWER

                                         459,900
--------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    459,900
--------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |-|
--------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.7%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------

                                  Schedule 13G
                                  ------------

Item 1(a).  Name of Issuer:

Forbes Medi-Tech Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

200-750 West Pender Street
Vancouver, BC, Canada
V6C 2T A1

Item 2(a).  Name of Person Filing:

(1) First New York Securities L.L.C. ("FNYS")

(2) Joe Edelman. Mr. Edelman is employed by and trades securities of the issuer for the proprietary account of FNYS.

(3) Don Erenberg. Mr. Erenberg is employed by FNYS.

(4) Steven Heinemann. Mr. Heinemann is employed by FNYS.

(5) Cari Lehman. Ms. Lehman is employed by and trades securities of the issuer for the proprietary account of FNYS.


Item 2(b).  Address of Principal Business Office or, if None, Residence:

(1)   First New York Securities L.L.C.: 850 Third Avenue, 17th Floor
                                        New York, NY 10022

(2)   Joe Edelman:                      300 Central Park West, Apt. 3C
                                        New York, NY  10024

(3)   Don Erenberg:                     870 UN Plaza, Apt. 33D
                                        New York, NY  10017

(4)   Steven Heinemann:                 106 Goose Hill Rd.
                                        Cold Spring Harbor, NY  11724

(5)   Cari Lehman:                      300 E. 54th St., Apt. 28L
                                        New York, NY  10022

Item 2(c).  Citizenship:

(1)   First New York Securities L.L.C.: New York

(2)   Joe Edelman:                      United States

(3)   Don Erenberg:                     United States

(4)   Steven Heinemann:                 United States

(5)   Cari Lehman:                      United States

Item 2(d).  Title of Class of Securities:

Common Stock, par value $0.001 per share

Item 2(e).  CUSIP Number:

344907100

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)   |_| Broker or Dealer Registered Under Section 15 of the Act
                      (15 U.S.C. 78o)

            (b)   |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                      78c)

            (c)   |_| Insurance Company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c)

            (d)   |_| Investment Company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8)

            (e)   |_| Investment Adviser in accordance with ss.
                      240.13d-1(b)(1)(ii)(E)

            (f)   |_| Employee benefit plan or endowment fund in accordance with
                      ss. 240.13d-1(b)(1)(ii)(F)

            (g)   |_| Parent Holding Company or control person in accordance
                      with ss.240.13d-1(b)(ii)(G)

            (h)   |_| Savings Association as defined in ss.3(b) of the Federal
                      Deposit Insurance Act (12 U.S.C. 1813)

            (i)   |_| Church plan that is excluded from the definition of an
                      investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

            (j)   |_| Group, in accordance with ss.240.13d-1(b)(ii)(J)

Item 4.     Ownership.

            (a) Amount beneficially owned:(1)

                  (1)   First New York Securities L.L.C.:   631,529

                  (2)   Joe Edelman:                        687,255

                  (3)   Don Erenberg:                       0

                  (4)   Steven Heinemann:                   0

                  (5)   Cari Lehman:                        459,900

            (b) Percent of class:

                  (1)   First New York Securities L.L.C.:   2.3%

------------------------
(1) Percentages based on 27,678,926 shares of Common Stock outstanding as of February 4, 2004 as reported in the Issuer's Rule 424(b)(4) Prospectus dated February 26, 2004.

                  (2)   Joe Edelman:                        2.5%

                  (3)   Don Erenberg:                       0.0%

                  (4)   Steven Heinemann:                   0.0%

                  (5)   Cari Lehman:                        1.7%

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote:

                        (1)   First New York Securities L.L.C.:   631,529

                        (2)   Joe Edelman:                        687,255

                        (3)   Don Erenberg:                       0

                        (4)   Steven Heinemann:                   0

                        (5)   Cari Lehman:                        0

                  (ii) Shared power to vote or to direct the vote:

                        (1)   First New York Securities L.L.C.:   0

                        (2)   Joe Edelman:                        0

                        (3)   Don Erenberg:                       0

                        (4)   Steven Heinemann:                   0

                        (5)   Cari Lehman:                        0

                   (iii) Sole power to dispose or to direct the disposition of:

                        (1)   First New York Securities L.L.C.:   631,529

                        (2)   Joe Edelman:                        687,255

                        (3)   Don Erenberg:                       0

                        (4)   Steven Heinemann:                   0

                        (5)   Cari Lehman:                        0

                   (iv) Shared power to dispose or to direct the disposition of:

                        (1)   First New York Securities L.L.C.:   0

                        (2)   Joe Edelman:                        0

                        (3)   Don Erenberg:                       0

                        (4)   Steven Heinemann:                   0

                        (5)   Cari Lehman:                        459,900(2)


Item 5.     Ownership of Five Percent or Less of a Class.

This statement is being filed to report the fact that as of March 17, 2004 the reporting persons hereof have ceased to be the beneficial owners of more than five percent of the class of securities.

----------------------
(2) Includes 282,875 shares owned by FNYS and 848,625 shares owned by limited partnerships and a limited company which FNYS controls and Ms. Lehman manages. Ms. Lehman may be deemed to share dispositive power with FNYS as to both groups of shares.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

See Item 2(a) above.

Item 9.     Notice of Dissolution of Group.

Not Applicable.

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Date: April 8, 2004                 FIRST NEW YORK SECURITIES L.L.C.

                                    BY: /s/ Mario Maugeri
                                        --------------------------------
                                        Name:   Mario Maugeri
                                        Title:  Director of Operations


                                    /s/ Joe Edelman
                                    -----------------------------------
                                    Joe Edelman


                                    /s/ Don Erenberg
                                    -----------------------------------
                                    Don Erenberg


                                    /s/ Steven Heinemann
                                    -----------------------------------
                                    Steven Heinemann


                                    /s/ Cari Lehman
                                    -----------------------------------
                                    Cari Lehman

                                                                       Exhibit 1


                            AGREEMENT OF JOINT FILING


      Pursuant to rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to file with the Securities and Exchange Commission the Statement on Schedule 13G (the "Statement") to which this Agreement is attached as an exhibit, and agree that such Statement, as so filed is on the behalf of each of them.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of April 8, 2004.



                                    FIRST NEW YORK SECURITIES L.L.C.

                                    BY: /s/ Mario Maugeri
                                        --------------------------------
                                        Name:   Mario Maugeri
                                        Title:  Director of Operations


                                    /s/ Joe Edelman
                                    -----------------------------------
                                    Joe Edelman


                                    /s/ Don Erenberg
                                    -----------------------------------
                                    Don Erenberg


                                    /s/ Steven Heinemann
                                    -----------------------------------
                                    Steven Heinemann


                                    /s/ Cari Lehman
                                    -----------------------------------
                                    Cari Lehman